Exhibit (a)(1)(A)(i)

INTEVAC, INC.

AMENDMENT TO

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS, DATED JULY 9, 2013

This document constitutes part of the prospectus relating to the 2012 Equity Incentive Plan, 2004 Equity Incentive Plan and 1995 Stock Option/Stock Issuance Plan covering securities that have been registered under the Securities Act of 1933, as amended.

Amendment Date: July 30, 2013

Intevac, Inc. (collectively referred to as “Intevac,” the “Company,” “we,” “our” or “us”) hereby amends its offer to eligible option holders of Intevac and its subsidiaries to exchange some or all of their outstanding options granted under the 2012 Equity Incentive Plan, 2004 Equity Incentive Plan or 1995 Stock Option/Stock Issuance Plan, with an exercise price greater than $8.49 per share (which approximates the greater of the 52-week high of our per share stock price or 50% above our closing per share stock price, both measured as of July 5, 2013, which is a date shortly before the start of this offer) that were granted before July 9, 2012, whether vested or unvested, for new options with an exercise price per share equal to the fair market value on the new option grant date, which is the day this offer expires, upon the terms and conditions set forth in the Offer to Exchange Certain Outstanding Options for New Options, dated July 9, 2013 (as amended from time to time, the “Offer to Exchange”).

The Offer to Exchange is hereby amended as follows:

INTRODUCTORY PARAGRAPHS

The Offer to Exchange is hereby amended such that the second sentence in the fifth introductory paragraph of the Offer to Exchange that currently reads:

“On July 3, 2013, the closing price of our common stock was $5.68 per share.”

is hereby deleted in its entirety and replaced with the following:

“On July 26, 2013, the closing price of our common stock was $6.41 per share.”

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The Offer to Exchange is hereby amended such that the eleventh bullet of A1 that currently reads:

““named executive officers” refers to those officers of Intevac listed on Schedule A to this Offer to Exchange.

is hereby deleted in its entirety and replaced with the following:

““named executive officers” refers to those officers of Intevac listed on Schedule A to this Offer to Exchange. This list includes all of Intevac’s executive officers as of July 9, 2013.”

RISKS OF PARTICIPATING IN THE OFFER

The Offer to Exchange is hereby amended such that the first sentence in the second paragraph under the heading “Risks of Participating in the Offer” that currently reads:

“In addition, this offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding anticipated revenues and unit shipments, gross margins, operating expenses, inventory levels, tax rates, amortization of intangibles and stock-based compensation, liquidity and cash flow, business strategy, demand for our products, average selling prices, regional market growth, amount of sales to distributors and future competition.”

is hereby deleted in its entirety and replaced with the following:

“In addition, this offer and our SEC reports referred to above include “forward-looking statements” including statements regarding anticipated revenues and unit shipments, gross margins, operating expenses, inventory levels, tax rates, amortization of intangibles and stock-based compensation, liquidity and cash flow, business strategy, demand for our products, average selling prices, regional market growth, amount of sales to distributors and future competition.”

Risks that are Specific to this Offer

The Offer to Exchange is hereby amended such that the fourth sentence of the fourth risk factor under the heading “Risks that are Specific to this Offer” that currently reads:

“On July 3, 2013, the closing sale price of our common stock was $5.68 per share.”

is hereby deleted in its entirety and replaced with the following:

“On July 26, 2013, the closing sale price of our common stock was $6.41 per share.”

8. Price range of shares underlying the options.

The Offer to Exchange is hereby amended by deleting section “8. Price range of shares underlying the options.” in its entirety and replacing it with the following:

“The Intevac common stock that underlies your awards is traded on the NASDAQ Global Select Market under the symbol “IVAC.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by the NASDAQ Global Select Market.

	High	Low
Fiscal Year Ending December 31, 2013
3rd Quarter (through July 26, 2013)	$6.80	$5.52
2nd Quarter	$6.00	$4.25
1st Quarter	$4.99	$4.06

Fiscal Year Ended December 31, 2012
4th Quarter	$6.18	$4.31
3rd Quarter	$7.86	$5.10
2nd Quarter	$9.36	$6.80
1st Quarter	$9.25	$7.13

Fiscal Year Ended December 31, 2011
4th Quarter	$8.69	$6.11
3rd Quarter	$10.39	$6.28
2nd Quarter	$12.76	$9.04
1st Quarter	$15.30	$11.00

On July 26, 2013, the last reported sale price of our common stock, as reported by the NASDAQ Global Select Market, was $6.41 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.”

10. Information concerning Intevac.

The Offer to Exchange is hereby amended by deleting the section under the heading “10. Information concerning Intevac.” in its entirety and replacing it with the following:

“Our principal executive offices are located at 3560 Bassett Street, Santa Clara, California 95054, and our telephone number is (408) 986-9888. Questions regarding this offer should be directed to the Computershare Call Center at 877-298-6228 (toll free from within the U.S.) or +1-201-680-6973 (call collect outside the U.S.). The Call Center is open Monday through Friday between the hours of 8:00 a.m. through 8:00 p.m., Eastern Time. Alternatively, you can direct questions about this offer to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

Phone: (408) 986-9888

E-mail: optionexchange@intevac.com

Intevac’s business consists of two reportable segments: Equipment and Intevac Photonics. In our Equipment business, Intevac is a leader in the design, development and marketing of high-productivity process manufacturing equipment solutions to the hard disk drive industry. Intevac also offers high-productivity process manufacturing equipment for the solar photovoltaic (“PV”) industry. In our Photonics business, Intevac is a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems. Our products primarily address the defense markets. Intevac was incorporated in California in October 1990 and was reincorporated in Delaware in 2007.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K, for the fiscal year ended December 31, 2012, and quarterly report on Form 10-Q for the fiscal quarter ended June 29, 2013, are incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $5.47 on June 29, 2013 (calculated using the book value as of June 29, 2013, divided by the number of outstanding shares of our common stock as of June 29, 2013).

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal year ended December 31, 2011	Fiscal year ended December 31, 2012	Six months ended June 29, 2013
	(Amounts in thousands)
Ratio of earnings to fixed charges	—	—	—
Deficiency of earnings available to cover fixed charges	$(30,106)	$(42,079)	$(15,842)

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of the estimated portion of rental expense deemed by Intevac to be representative of the interest factor of rental payments under operating leases.”

11. Interests of named executive officers and directors; transactions and arrangements concerning the options.

The Offer to Exchange is hereby amended such that the last paragraph of Section 11 that currently reads:

“Except as otherwise described below, to the best of our knowledge, no directors or named executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under the Plans or in transactions involving our common stock during the past sixty (60) days before and including July 9, 2013.”

is hereby deleted in its entirety and replaced with the following:

“Except as otherwise described below, based on our knowledge after reasonable inquiry, no directors or named executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under the Plans or in transactions involving our common stock during the past sixty (60) days before and including July 9, 2013.”

17. Additional information.

The Offer to Exchange is hereby amended by deleting item numbered “3” under the heading “17. Additional information.” in its entirety and replacing it with the following:

“Our quarterly report on Form 10-Q for our fiscal quarter ended March 30, 2013, filed with the SEC on April 30, 2013, and our quarterly report on Form 10-Q for our fiscal quarter ended June 29, 2013, filed with the SEC on July 30, 2013;”

18. Financial statements.

The Offer to Exchange is hereby amended by deleting the paragraph under the heading “18. Financial statements.” in its entirety and replacing it with the following:

“The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2012, and quarterly report on Form 10-Q for the fiscal quarter ended June 29, 2013, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K, as amended, for our fiscal year ended December 31, 2012, and from our quarterly report on Form 10-Q for the fiscal quarter ended June 29, 2013. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.”

Schedule B

The Offer to Exchange is hereby amended by deleting Schedule B “Summary Financial Information of Intevac, Inc.” in its entirety and replacing it with the following:

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF INTEVAC, INC.

The following selected consolidated financial information should be read in conjunction with our audited consolidated financial statements and the related notes thereto for the year ended December 31, 2012 incorporated by reference in this document from our annual report on Form 10-K for the year ended December 31, 2012, and our unaudited condensed consolidated financial statements and the related notes thereto for the quarter ended June 29, 2013 incorporated by reference in this document from our quarterly report on Form 10-Q for the quarter ended June 29, 2013. The consolidated statement of operations information for the fiscal years ended December 31, 2012 and December 31, 2011, and the consolidated balance sheet information as of December 31, 2012 and December 31, 2011 are derived from our audited consolidated financial statements incorporated by reference in this document. The consolidated statement of operations information for the six months ended June 29, 2013 and June 30, 2012 and the consolidated balance sheet information as of June 29, 2013 are derived from our unaudited financial statements incorporated by reference in this document.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

	Fiscal Year Ended		Six Months Ended
	December 31, 2011	December 31, 2012	June 30, 2012	June 29, 2013
Total net revenue	$82,974	$83,424	$49,107	$29,965
Total cost of net revenues	52,543	49,266	28,029	22,622
Gross profit	30,431	34,158	21,078	7,343
Loss from operations	(30,741)	(42,533)	(7,633)	(16,014)
Loss before income taxes	(30,106)	(42,079)	(7,213)	(15,842)
Provision for (benefit) from income taxes	(8,131)	13,240	(2,559)	(1,166)
Net loss	(21,975)	(55,319)	(4,654)	(14,676)
Net loss per share:
Basic and diluted	$(0.96)	$(2.37)	$(0.20)	$(0.62)
Weighted average common shares outstanding:
Basic and diluted	22,903	23,336	23,241	23,724

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	December 31, 2011	December 31, 2012	June 29, 2013
Total current assets	$128,092	$112,987	$113,050
Total assets	225,821	172,503	164,652
Total current liabilities	23,989	20,636	25,272
Total liabilities	33,911	29,868	34,600
Total stockholders’ equity	191,910	142,635	130,052